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                        NATURAL MICROSYSTEMS CORPORATION

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Computation of Earnings Per Share                                                  Exhibit 11.1

                                                                3 Months                           9 Months
                                                           Ended September 30,                 Ended September 30,
                                                           1995           1996                 1995          1996
                                                        ----------    ----------           ----------   ----------
Net Income (loss)                                       $      798         1,671          $     1,838         (539)
                                                        ==========    ==========           ==========   ==========
Weighted average shares outstanding                      7,008,942     9,876,238            6,931,356    9,221,870

Common shares attributable to
dilutive options and warrants                              778,182       708,824              641,040            -
                                                        ----------    ----------           ----------   ----------
Fully diluted weighted average shares outstanding        7,787,124    10,585,062            7,572,396    9,221,870
                                                        ==========    ==========           ==========   ==========
Fully diluted net income (loss) per share               $     0.10    $     0.16           $     0.24   $    (0.06)
                                                        ==========    ==========           ==========   ==========

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